Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 8, 2017, with respect to the financial statements of Newmark Group, Inc., in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-221078) and related Prospectus of Newmark Group, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

December 14, 2017